NUMBER

Hitek Global Inc.

SHARES

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

Share capital is US$50,000 divided into
(i) 490,000,000 Ordinary Shares of a par value of US$0.0001 each, and
(ii) 10,000,000 Preference Shares of a par value of US$0.0001 each

CUSIP

Ordinary Share

THIS CERTIFIES THAT * SPECIMEN *

Is the Owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF
Hitek Global Inc.

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Dated:

COUNTERSIGNED AND REGISTERED:
VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:____________________________
AUTHORIZED SIGNATURE

Chief Executive Officer